C 28123

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF A & C MEDICAL SUPPLIES INC.

No.__________ At a Special Meeting of Shareholders of A & C MEDICAL SUPPLIES INC., (the "Corporation") duly held on the 28th day of June, 1994, at which all 2,500 shares of issued and outstanding common stock were represented in person or by proxy, the following Resolutions were adopted:

RESOLVED, that Article One NAME be amended to read as follows:

ARTICLE ONE NAME. The name of this Corporation is ACI Asset Management, Inc.

RESOLVED, that Article Four CAPITAL STOCK be amended to read as follows:

ARTICLE FOUR CAPITAL STOCK. The aggregate number of shares of all classes of stock, which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) of which Twenty Million (20,000,000) will be designated Common Stock, with $.001 par value; and Five Million (5,000,000) shares shall be designated $.001 par value "Preferred Stock". Without further authorization from the Shareholders, the Board of Directors shall have the authority to divide and issue from time to time any or all of the Five Million (5,000,000) shares of such Preferred Stock into one or more series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as may be designated by the Board of Directors, prior to the issuance of such series, and the Board of Directors is hereby expressly authorized to fix by Resolution or Resolutions prior to such issuance, such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including, without limited to the date and times at which, and the rate, if any, or rates at which dividends on such series of Preferred Stock shall be paid; the rights, if any, of the holders of such series of the Preferred Stock to vote and the manner of voting, except as otherwise provided by the law; the rights, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the corporation, and the terms and conditions for such conversion or exchange; the redemption price or prices and the time at which, and the terms and conditions of which, the shares of such series of Preferred Stock may be redeemed; the rights of the holders of shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation; and the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of Preferred Stock.

The designations, preferences, and relative, participating, optional or other special rights, the qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any and all other series already outstanding.

Two Thousand Five Hundred (2,500) shares were represented at the meeting, either in person or by proxy, and all such shares were voted in favor of the foregoing resolutions.

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I, the undersigned, hereby certify that the foregoing is a true copy of the resolutions adopted by the Board of Directors of A & C Medical Supplies Inc. at a meeting of the Board held on the aforementioned date, and entered into the regular minute book of A & C Medical Supplies Inc. has, and at the time of the adoption of the said resolutions had, full power and lawful authority to adopt the said resolutions and to confer the powers thereby granted to the officers therein named, who have full power and lawful authority to exercise the same.

By: ____________________
Name: Fred G. Luke
Title: President

By: ____________________
Name: Jon L. Lawver
Title: Secretary

* * * * * * * * * * * * * * * * * *

STATE OF CALIFORNIA)
) ss.
COUNTY OF Orange)

On June 30, 1994, before me, a Notary Public duly commissioned and qualified, in and for the state and county aforesaid, personally came Fred G. Luke, personally known to me, and known to me to be the person described in and who executed the foregoing certificate, and acknowledged to me that he executed the same; and being by me duly sworn, did depose and say that he is the President of the Board of Directors of A & C Medical Supplies Inc., and that the foregoing certificate is true to his personal knowledge.

Subscribed and sworn to before me
this 30 day of June, 1994.

Lynelle Wettersten
NOTARY PUBLIC
My Commission Expires: 5-2-97

LYNELLE WETTERSTEN
COMM. # 994066
Notary Public — California
ORANGE COUNTY
My Comm. Expires MAY 2, 1997

STATE OF CALIFORNIA)
) ss.
COUNTY OF Orange)

On June 30, 1994, before me, a Notary Public duly commissioned and qualified, in and for the state and county aforesaid, personally came Jon L. Lawver, personally known to me, and known to me to be the person described in and who executed the foregoing certificate, and acknowledged to me that he executed the same; and being by me duly sworn, did depose and say that he is the Secretary of the Board of Directors of A & C Medical Supplies Inc., and that the foregoing certificate is true to his personal knowledge.

Subscribed and sworn to before me
this 30 day of June, 1994.

Lynelle Wettersten
NOTARY PUBLIC
My Commission Expires: 5-2-97

LYNELLE WETTERSTEN
COMM. # 994066
Notary Public — California
ORANGE COUNTY
My Comm. Expires MAY 2, 1997

RECEIVED
JUL 1 1994
SECRETARY OF STATE

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